Exhibit 10.2

RETENTION AND SEVERANCE AGREEMENT

This Retention and Severance Agreement (“Agreement”) is made by and between NII Holdings, Inc., a Delaware corporation ("NII"), and ___________ (hereinafter “Employee”) effective as of April 1, 2019. NII and Employee are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, in connection with a prior decision to wind down its operations in Reston, Virginia, NII is undergoing a reduction-in-force that will result in the elimination of Employee’s position (the “Wind Down”);

WHEREAS, on March 18, 2019, NII and NII International Holdings S.à r.l., a wholly owned subsidiary of NII, entered into a purchase agreement with América Móvil, S.A.B. de C.V. (“AMX”) and AI Brazil Holdings B.V. (“AI Brazil”) pursuant to which NII and AI Brazil will sell their jointly-owned wireless operations in Brazil to AMX (the “Transaction”);

WHEREAS, in connection with the Transaction, NII has determined it appropriate and in the best interests of the company to conduct a complete liquidation, dissolution and winding up of NII under the Delaware General Corporation Law (the “Dissolution”);

WHEREAS, the Transaction and the Dissolution would each be a Change of Control under NII’s 2015 Change of Control Severance Plan (the “Change of Control Plan”);

WHEREAS, NII would like to retain Employee to oversee and manage the closing of the Transaction, Wind Down and Dissolution;

WHEREAS, NII desires to provide Employee with separation benefits to assist Employee in the transition from employment with NII should that be in connection with the Transaction, Wind Down and/or Dissolution;

WHEREAS, the parties to this agreement desire to resolve all issues, whether known or unknown, arising out of Employee’s employment and separation from employment in a mutually satisfactory manner, confidentially, and without resort to litigation; and

WHEREAS, this Agreement replaces and supersedes the prior Amended and Restated Separation and Release Agreement dated March 8, 2018 and all amendments thereto.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby covenant and agree:

1.	Retention Payments

A.On August 15, 2017, Employee was paid a retention bonus of $232,875, representing six months of base salary at that time (the “2017 Retention Payment”).

B.Employee is to receive a retention payment equal to one year of base salary to be paid on or before August 30, 2019 and a retention payment equal to one year of base salary to be paid on or before December 31, 2019 (together, the “2019 Retention Payments”). Each 2019 Retention Payment is conditioned upon Employee remaining employed with the Company through the date such 2019 Retention Payment becomes payable.

2.	Termination of Employment; Separation Benefits in Connection with the Change of Control Plan

A.If Employee is terminated from employment on or before June 30, 2020 in connection with the Transaction and/or Dissolution and is entitled to Severance Pay as defined in and under the terms of the Change of Control Plan, in consideration of Employee’s acceptance of this Agreement, Employee will receive the Severance Pay calculated using Base Salary and Target Bonus as of April 1, 2019 and reduced by the 2017 Retention Payment and 2019 Retention Payments that have been paid.

B.If Employee is terminated from employment after June 30, 2020 in connection with the Transaction and/or Dissolution and is entitled to Severance Pay as defined in and under the terms of the Change of Control Plan, the Employee will receive the Severance Pay calculated using Base Salary and Target Bonus as of April 1, 2019 with no reduction for the 2017 Retention Payment or the 2019 Retention Payments.

C.If the Transaction closes, the term “Severance Period” under the Change of Control Plan will be updated for Employee to mean the period of time commencing on the date of the first occurrence of a Change of Control and continuing until the Covered Employee’s (i) termination or (ii) death.

D.Employee’s entitlement to Severance Pay under this Section 2, if applicable, is conditioned upon Employee signing a general release of claims against NII and its affiliates substantially in the form attached hereto as Exhibit A, and such release of claims having become irrevocable, within thirty (30) days after Employee’s last date of employment.

3.	Termination of Employment; Separation Benefits in a Situation Not involving the Change of Control Plan

A.If Employee is terminated from employment due to job elimination in a situation that does not result in severance under the Change of Control Plan, in consideration of Employee’s acceptance of this Agreement:

1)    NII shall pay Employee two times annual base salary as of April 1, 2019. This amount shall be paid to Employee in one lump sum, payable within 30 days of the Employees’ date of termination (“Termination Date”).

2)    NII shall pay to Employee the unpaid prorated bonus to which Employee would have been entitled based on the days worked since the last bonus payment, payable within 30 days of the Employee’s Termination Date.

3)    In the event that NII triggers a payment pursuant to the Key Employee Incentive Plan (the “KEIP”), as provided for in NII’s bankruptcy proceedings concluded in June 2015, NII shall pay to Employee his portion of the KEIP pursuant to the terms and conditions of the KEIP and when payments are made to other eligible employees.

B.     Employee’s entitlement to any payments under this Section 3, if applicable, is conditioned upon Employee signing a general release of claims against NII and its affiliates substantially in the form attached hereto as Exhibit A, and such release having become irrevocable, within thirty (30) days after Employee’s Termination Date.

4.Taxes and Payroll Deductions. Employee hereby agrees that NII will deduct from the above-described payments all withholding taxes and other payroll deductions that NII is required by law to make from wage payments to employees. Employee hereby agrees that the payments and performances described in this Agreement are all that Employee shall be entitled to receive from NII except for vested qualified retirement benefits, if any, to which Employee may be entitled under NII's ERISA plans. Employee further acknowledges and agrees that the payment described in Section 2 shall be deemed to satisfy NII’s obligations pursuant to the Change of Control Plan, that such payment represents the full amount payable to Employee under the terms of the Change of Control Plan, and that the Change of Control Plan requires Employee to execute this Agreement and the general release of claims referred to in Section 2.D. as a condition of receiving any such payments. Employee further acknowledges and agrees that the payment described in Section 3 shall be deemed to satisfy NII’s obligations pursuant to NII’s Severance Plan (as amended and restated February 27, 2013) (the “Severance Plan”), that such payment represents the full amount payable to Employee under the terms of the Severance Plan, and that the Severance Plan requires Employee to execute this Agreement and the general release of claims referred to in Section 3.B. as a condition of receiving any such payments.

5.	Consideration
Employee hereby agrees and acknowledges that the benefits set forth in Section 1 of this Agreement are more than Employee would otherwise be entitled to receive under any of NII’s policies and procedures and that they are in addition to anything of value to which Employee already is entitled; and, specifically, that because execution of this Agreement is a condition of receiving any benefits under the Change of Control Plan or the Severance Plan, to the extent it would be deemed to apply to Employee’s termination, Employee is not otherwise entitled to any of the benefits set forth in Sections 2 or 3. Employee acknowledges and agrees that the amount made payable to him is in complete satisfaction of any and all claims of any kind that he has made or could have in connection with his employment and separation from employment.

6.	Complete Release

In exchange for the consideration set forth herein, Employee hereby knowingly and voluntarily releases and forever discharges NII and any related companies, including, without limitation, their affiliates, former and current employees, officers, agents, directors, shareholders, investors, attorneys, successors and assigns or any of them (the “Released Parties”) from all liabilities, claims, demands, rights of action or causes of action Employee had, has or may have against any of the Released Parties, including but not limited to any claims or demands based upon or relating to Employee’s employment with NII, for or by reason of any cause, matter, thing, occurrence, or event whatsoever from the date of Employee’s birth to the date that Employee has signed this Agreement. This includes but is not limited to a release of any rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Age Discrimination in Employment Act of 1967, the (“ADEA”) which prohibits age discrimination in employment; the Americans with Disabilities Act, which prohibits discrimination against otherwise qualified disabled individuals; the Virginia Human Rights Act, which is a state statue prohibiting, among other things, employment discrimination; the Fairfax County Human Rights Ordinance, which is a local ordinance prohibiting, among other things, employment discrimination; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes but is not limited to a release by Employee of any claims for wrongful discharge, breach of contract, under the Severance Plan, or any other statutory, common law, tort or contract claim that Employee had, has or may have against any of the Released Parties. This release covers both claims that Employee knows about and those that Employee may not know about.

Notwithstanding the foregoing, neither party is releasing any right to enforce this Agreement, and Employee is not releasing any future claims arising after Employee signs this Agreement. Further, Employee is not releasing: (1) any vested qualified retirement benefits under NII’s ERISA plan (although it does include a release of all claims to benefits under the Severance Plan); (2) the right to continuation in NII’s medical plans as provided by COBRA; (3) any claims for unemployment compensation or workers compensation benefits or other rights that may not be released as a matter of law; (4)  any claims solely relating to the validity of this general release under the ADEA, as amended; (5) any non-waiveable right to file a charge with the U.S. Equal Employment Opportunity Commission, the Occupational Safety and Health Act, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission

(“Government Agencies”); or (6) any rights to indemnification pursuant to NII’s or any successor company’s Certificate of Incorporation, Delaware General Corporation Law or the Director and Officer Indemnification Agreement between the Parties. If a government agency were to pursue any matters that are released herein, Employee agrees that this Agreement will control as the exclusive remedy and full settlement of all such released claims by Employee for money damages. However, Employee understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies. Nothing contained in this Agreement shall limit or restrict the Employee’s ability or right to report securities law violations to the Securities and Exchange Commission and other federal agencies without NII’s prior approval and without having to forfeit any resulting whistleblower award, if applicable.

Employee represents and warrants that Employee has no knowledge of any improper or illegal actions, misstatements or omissions by NII, is not aware of any facts or evidence that could give rise to such a claim, nor does Employee know of any basis on which any third party or governmental entity could assert such a claim. Employee further represents and warrants that he has fulfilled Employee’s duties to NII to the best of Employee’s abilities and in a reasonable and prudent manner, and that Employee has not knowingly engaged, directly or indirectly, in any actions or omissions that could be perceived as improper or unlawful, nor has Employee failed to report any such actions or omissions to NII. Employee further represents and warrants that he has been paid all compensation due and owing from NII as a result of Employee’s work, that he has received all rights to which Employee is entitled under the Family and Medical Leave Act, and that he is not suffering from any undisclosed illness or injury that would be compensable under NII’s workers’ compensation insurance.

Employee hereby acknowledges and agrees that this release is a general release and that by signing this Agreement, he is signing and agreeing to this release.

7.	Non-Release of Future Claims

Employee understands and agrees that he is waiving any and all rights and claims under the ADEA. Employee agrees that his waiver of these ADEA claims is knowing and voluntary, and understands that he is forever releasing any such claims that might have arisen before the date of this Agreement. The parties agree that the decision to terminate Employee’s employment has been made prior to the execution of this Agreement.

8.	Encouragement to Consult with Attorney

Employee has had the opportunity to consult with an attorney and has been encouraged to do so prior to executing this Agreement.

9.	Period for Review and Consideration of Agreement

Employee may have, if desired, 45 days within which to consider this Agreement, first proposed to him on April 1, 2019. Employee acknowledges and agrees that any changes made to this Agreement after it first was offered do not re-start the running of the 45-day period. Employee may execute the Agreement prior to the expiration of the 45-day period. Employee acknowledges that in the event he decides to execute this Agreement in fewer than 45 days, he has done so with the express understanding that he has been given and declined the opportunity to consider this release for a full 45 days. Employee acknowledges that his decision to sign the Agreement in fewer than 45 days was not induced by NII through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 45-day time period. Employee acknowledges receipt of the OWBPA document appended to this Agreement that contains the employees affected by this termination program and their titles and ages.

10.	Employee's Right to Revoke Agreement

Employee may revoke this Agreement within seven (7) days of Employee's signing it. Revocation can be made by delivering a written notice of revocation to Shana Smith, General Counsel and Corporate Secretary, NII Holdings, Inc., 12110 Sunset Hills Road, Suite 600, Reston, VA 20190. For this revocation to be effective, written notice must be received by Ms. Smith no later than the close of business on the seventh day after Employee signs this Agreement. If Employee has not revoked the Agreement, the eighth (8th) day after Employee signs this Agreement shall be the Effective Date for purposes of this Agreement.

11.	No Future Lawsuits

Employee promises never to file a lawsuit asserting any claims that are released in Section 3 of this Agreement. In the event Employee breaches this Section 11, Employee shall pay to NII all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorney’s fees and expenses.

12.	Disclaimer of Liability

This Agreement and the payments and performances hereunder are made solely to assist Employee in making the transition from employment with NII, and are not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of NII.

13.	Confidential Information/Return of Property

Employee covenants and agrees that Employee shall not use, divulge, publish or disclose to any person or organization, confidential information obtained by Employee during the course of Employee’s employment or related to Employee’s cessation of employment (“Confidential Information”). The Confidential Information consists of the following: (a) personal, financial, private or sensitive information concerning NII’s Employees, employees, customers and suppliers; (c) information concerning NII’s finances, business practices, long-term and strategic plans and similar matters; (d) information concerning NII’s formulas, designs, methods of business, trade secrets, technology, business operations, business records and files; and (e) any other non-public information which, if used, divulged, published or disclosed by Employee, would be reasonably likely to provide a competitive advantage to a competitor or to cause any of NII’s Employees or employees embarrassment. Employee further agrees to return immediately to NII all of NII’s property, if any, in Employee’s possession or under Employee’s control upon the Termination Date or such earlier date as Employee’s employment shall cease. Employee agrees that if he intentionally damages any NII property following notification of termination, this Agreement becomes null and void. Employee acknowledges that in addition to the promises contained in this Agreement, he remains bound by the Non-Competition and Confidentiality Agreement between the Parties.

14.	Statements Regarding the Parties

The Parties agree not to do or say or write anything, directly or indirectly, that reasonably may be expected to have the effect of criticizing or disparaging the other Party. In addition, the Employee agrees not to do or say or write anything, directly or indirectly, that reasonably may be expected to have the effect of criticizing or disparaging any director of NII; any of NII’s employees, officers or agents; or diminishing or impairing the goodwill and reputation of NII or the products and services it provides. Employee further agrees not to assert that any current or former employee, agent, director or officer of NII has acted improperly or unlawfully with respect to Employee or any other person regarding employment.

15.	Cooperation with Litigation

Employee will cooperate fully with NII in its defense of any lawsuit filed over matters that occurred during the course of Employee’s employment with NII, and Employee agrees to provide full and accurate information with respect to the same.

16.    Litigation Assistance

Employee agrees that, unless compelled by valid subpoena or other court order, and in such case only after providing sufficient notice to NII of such subpoena or court order to allow NII a reasonable opportunity to object to the same, Employee shall not, directly or indirectly, assist any person or entity in connection with any potential or actual litigation against NII or any other of the Released Parties described in Section 3 of this Agreement.

17.     Execution of Documents

Each of the Parties hereto shall execute any and all further documents and perform any and all further acts reasonably necessary or useful in carrying out the provisions of this Agreement.

18.     Invalid Provisions

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

19.     Acknowledgment

Employee acknowledges that Employee has signed this Agreement freely and voluntarily without duress of any kind. Employee has conferred with an attorney or has knowingly and voluntarily chosen not to confer with an attorney about the Agreement.

20.     Entire Agreement

This Agreement contains the entire understanding of Employee and NII concerning the subjects it covers and it supersedes all prior understandings and representations, except that Employee acknowledges and confirms the continuing effectiveness of the provisions of any Confidentiality Agreement between Employee and NII. NII has made no promises to Employee other than those set forth herein. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by all Parties.

21.     Successorship

It is the intention of the parties that the provisions hereof be binding upon the Parties, their employees, affiliates, agents, heirs, successors and assigns forever.

22.     Governing Law

This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

23.    Section 409A.

Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply to all benefits and payments provided under this Agreement by NII to Employee:

A.
If Employee is a specified employee (as determined by NII in accordance with Section 409A of the Code and Treasury Regulations § 1.409A-3(i)(2)) as of Employee’s separation from service with NII, and if any payment, benefit, or entitlement provided for in this Agreement or otherwise both (i) constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code) and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting Employee to additional tax or interest (or both) under Section 409A of the Code, then any such payment, benefit, or entitlement that is payable during the first six months following the separation from service shall be paid or provided to Employee in a lump sum cash payment to be made on the earlier of (x) Employee’s death and (y) the first business day of the seventh month immediately following Employee’s separation from service.

B.
It is the Parties’ intent that the payments, benefits, and entitlements to which Employee could become entitled under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder, and, accordingly, this Agreement will be interpreted to be consistent with such intent.

For purposes of the limitations on non-qualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code.

C.
While the payments and benefits provided for hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall NII be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated below.

Date                            Employee

NII HOLDINGS, INC.

April 1, 2019                        By:
Name
Title

Exhibit A to Retention and Severance Agreement
To be Executed on Last Day of Employment

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver Of Claims (the “Release”) is entered into by ____________ (the “Employee”) on _______________, 20__. Any terms not defined herein have the meaning given them in the Retention and Severance Agreement by and between NII Holdings, Inc., a Delaware corporation ("NII"), and Employee effective as of April 1, 2019 (the “Agreement”).

1.Certain Defined Terms. Employee acknowledges and agrees that, for purposes of this Release, the term “Released Parties” means NII and any related companies, including, without limitation, their affiliates, former and current employees, officers, agents, directors, shareholders, investors, attorneys, successors and assigns or any of them. The parties acknowledge and agree that, for purposes of this Agreement, the term “Claims” means: (i) each and every claim, complaint, cause of action, grievance, demand, allegation, or accusation, whether known or unknown, and (ii) each and every promise, assurance, contract, representation, obligation, guarantee, warranty, liability, right and commitment of any kind, whether known or unknown, and (iii) all forms of relief, including, but not limited to, all costs, expenses, losses, damages, debts and attorneys’ fees, whether known or unknown. However, the term “Claims” does not include a Charge of Discrimination with the Equal Employment Opportunity Commission (“EEOC”).
2.Claims Released by Employee. In exchange for the consideration that NII is giving Employee under the Agreement, Employee hereby irrevocably releases and forever discharges all Released Parties from any and all Claims that Employee, or anyone on Employee’s behalf ever has or now has against any and all of the Released Parties, or which Employee, or any of Employee’s heirs, executors, administrators or assigns, hereafter can, shall or may have against any and all of the Released Parties for or by reason of any cause, matter, thing, occurrence, or event whatsoever from the date of Employee’s birth to the date that Employee has signed this Agreement. Employee acknowledges and agrees that the Claims released in this Section 2 include, but are not limited to, (i) any and all Claims based on any law, statute, or constitution or based on contract or in tort or in common law, and any and all Claims based on or arising under any civil rights laws, such as the civil rights laws of any state or jurisdiction, or Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act (“ADEA”); the Employee Retirement Income Security Act (“ERISA”), except as provided herein; the Americans with Disabilities Act of 1990, as amended (“ADA”); the Family Medical Leave Act of 1993; the Civil Rights Act of 1991; or, to the fullest extent allowed by law, any other federal, state or local laws or regulations applicable to the employment relationship; (ii) any and all Claims under any grievance or complaint procedure of any kind or for reinstatement; and (iii) any and all Claims based on or arising out of or related to Executive’s recruitment by, employment with, the termination of Employee’s employment with, Employee’s performance of any service in any capacity for, or any business transaction with, each or any of the Released Parties. Employee acknowledges and agrees that the release contained in this

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Section 2 is a general release and is to be broadly construed as a release of all claims to fullest extent allowed by law.
Employee acknowledges and agrees that Employee is not waiving or releasing any rights or claims that may arise after the date this Agreement is executed. Employee also acknowledges and agrees that the release contained in this Section 2 does not include a release of Employee’s right, if any, to payment of vested tax-qualified retirement benefits under NII’s ERISA retirement plans and the right, if any, to continuation in NII’s medical plans as provided by COBRA, or any rights pursuant to the terms of the Agreement.
Additionally, and notwithstanding anything to the contrary contained herein, Employee acknowledges and agrees that nothing in this Release shall be construed to release any claims or prohibit the exercise of any rights by Employee that Employee may not waive or forego as a matter of law. Specifically, nothing in this Release is intended to, or shall, interfere with Employee’s rights under federal, state or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADEA, ERISA, the ADA, or their state or local counterparts) to file or otherwise institute a Charge of Discrimination with the EEOC, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of this Release. Employee shall not, however, be entitled to any relief, recovery, or monies in connection with any such action brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge, or proceeding.
Nothing contained in this Release shall limit or restrict the Employee’s ability or right to report securities law violations to the Securities and Exchange Commission and other federal agencies without NII’s prior approval and without having to forfeit any resulting whistleblower award, if applicable.

3.    Review of Release. By signing below, Employee hereby acknowledges and represents that he has been given 45 days to review and consider whether to sign this Release and has been advised by NII to consult with an attorney and his personal advisors before doing so. Employee understands and agrees that by signing this Release, Employee gives up any and all rights Employee may have to recover damages against the Released Parties. Employee hereby acknowledges that Employee is voluntarily entering into this Release of his own free will, free of any coercion, pressure or duress, that he understands the terms and conditions of this Release, and that he is knowingly releasing each of the Released Parties in accordance with the terms contained herein. Employee further acknowledges that he is receiving consideration under this Release beyond anything of value to which he is already entitled.

4.    Right of Revocation. Employee acknowledges that he has been advised by NII that he has seven days after signing this Release within which to revoke his signature, that neither NII nor any other person is obligated to provide any benefits to his pursuant to the Release until eight days have passed, and then only if he has not revoked his signature. Any such revocation must be received by NII within the seven-day revocation period to be effective, and that such a revocation may only be sent by electronic delivery or facsimile to ___________________, [TITLE] NII Holdings, Inc., 12110 Sunset Hills Road, Suite 600, Reston, VA 20190.

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5.    Non-Admission. Employee acknowledges that this Release does not constitute an admission by Employee or NII or any other Released Parties of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance, liability for which is expressly denied.

6.    Acknowledgements; Review/Revocation Period. Employee acknowledges and agrees as follows: (a) that he has read and understood the terms of this Release; (b) that he understands that the Release includes a waiver of rights pursuant to Title VII of the Civil Rights Act of 1964, as amended, the ADA, the ADEA, the Older Workers’ Benefit Protection Act, the federal False Claims Act and any similar federal, state or local law, the Virginia Human Rights Act and any other applicable federal or state civil rights law; (c) that he is not waiving any claims that arise after the date of execution of this Release; (d) that he is receiving benefits under the Agreement that are in addition to any benefits to which he is otherwise entitled; and (e) that he has been advised to consult with an attorney, and has consulted with an attorney, prior to signing this Release. Employee may consider this Release until , and may elect to accept it on the Termination Date, or reject it at any time after it is offered by providing written notice to the individual identified in Section 4 above. Once accepted, Employee may revoke his acceptance for seven days after he has accepted this Release by providing written notice to the individual identified in Section 4 above, and, this Release shall not be effective or enforceable until after the seven-day period has passed.

EMPLOYEE

__________________________________

Printed Name: _____________________

Date: _____________________________

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